UNITED STATED SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

ENVENTIS CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

**** IMPORTANT REMINDER ****

The Special Meeting to Approve the Merger with Consolidated Communications is on October 8th

PLEASE TAKE ACTION AND VOTE TODAY

Dear Enventis Shareholder:

On the date that this letter was mailed, your shares are still unvoted and we have been endeavoring to reach you regarding Enventis’ upcoming Special Meeting on October 8, 2014 and time is running short.

The proposals you are being asked to vote upon are very important to your investment.  Failure to submit a proxy or vote in person will have the same effect as a vote AGAINST approval of the Merger Agreement with Consolidated and the transactions contemplated thereby.

Should shareholders fail to approve the Merger, it could adversely affect Enventis' stock price, which was anticipated to reflect an assumption that the Merger would be completed.

The proposals are fully discussed in the Proxy Statement which you should have already received.  The fastest way to have your vote counted is to vote by telephone or Internet, instructions for which are included with this letter.

THE COMPANY URGES YOU TO VOTE AS SOON AS POSSIBLE.

If you need help voting, please call Morrow & Co., our proxy solicitor, at 1-888-681-0976.

Thank you for your attention to this very important matter.

Sincerely,

Diane L. Dewbrey Board Chair Enventis Corporation